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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 7, 2006, relating to the statements of assets and liabilities of Banc of America Retirement 2005 Portfolio, Banc of America Retirement 2010 Portfolio, Banc of America Retirement 2015 Portfolio, Banc of America Retirement 2020 Portfolio, Banc of America Retirement 2025 Portfolio, Banc of America Retirement 2030 Portfolio, Banc of America Retirement 2035 Portfolio and Banc of America Retirement 2040 Portfolio (constituting Banc of America Funds Trust, hereafter collectively referred to as the "Funds"), which appear in such Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Statements of Assets and Liabilities" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 7, 2006